CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CORNING NATURAL GAS HOLDING CORPORATION

Under Section 805 of the Business Corporation Law

The undersigned, being the President and Chief Executive Officer of Corning Natural Gas Holding Corporation (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Corning Natural Gas Holding Corporation.

SECOND: The original Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on July 19, 2013, and was amended by Certificates of Amendment to the Certificate of Incorporation filed by the Department of State of the State of New York on January 28, 2016, on March 30, 2016, and on June 27, 2017.

THIRD: The Certificate of Incorporation currently authorizes 4,000,000 shares of capital stock: 3,500,000 shares of which are currently designated as common stock, par value $0.01 per share, and 500,000 shares of which are currently designed as preferred stock, par value $0.01 per share, for which the board of directors has the authority to establish, in its discretion from time to time, the dividends, voting rights, any redemption rights and/or liquidation preferences, and other designations, preferences, rights, qualifications, limitations and restrictions. Of the shares of Preferred Stock, the Certificate of Incorporation currently designates 255,500 shares as 6% Series A Cumulative Preferred Stock (“Series A Cumulative Preferred Stock”) and 244,500 shares as Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”). As of the date hereof, there are 3,012,763 shares of common stock, 210,600 shares of Series A Cumulative Preferred Stock, and 244,263 shares of Series B Convertible Preferred Stock issued and outstanding.

FOURTH: As provided in Section 803(a) of the New York Business Corporation Law, on February 6, 2018, the Board of Directors of the Corporation unanimously approved, and on April 24, 2018, the shareholders of the Corporation holding a majority of the outstanding shares of capital stock entitled to vote approved, an amendment to the Certificate of Incorporation, providing for an increase in the number of authorized shares of common stock from 3,500,000 to 4,500,000 shares, and the increase in the number of authorized shares of preferred stock from 500,000 shares to 750,000 shares.

FIFTH: Subparagraph (a) of Paragraph FOURTH “Authorized Shares” of the Certificate of Incorporation, is hereby amended replacing: (i) the number 4,000,000 as the aggregate number of shares of capital stock authorized with the number 5,250,000; (ii) the number of 3,500,000 as the number of Common Shares authorized with the number 4,500,000 shares, and (iii) the number 500,000 as the number of Preferred Shares authorized with the number 750,000 shares, to read in its entirety as follows:

(a)        The aggregate number of shares which the Corporation shall have the authority to issue is 5,250,000, of which 4,500,000 shares, par value $0.01 per share,

shall be designated “Common Shares” and 750,000 shares, par value $0.01 per shares, shall be designated “Preferred Shares.”

SIXTH: This Amendment was approved unanimously by the Board of Directors of the Corporation by action taken on February 6, 2018 at a regular meeting duly called and held, and by the holders of a majority of the authorized Common Shares at the Annual Meeting of Shareholders of the Corporation duly called and held on April 24, 2018, as provided in Section 803(a) of the Business Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment on this 30th day of April, 2018.

/s/ Michael I. German

Michael I. German, President and

Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CORNING NATURAL GAS HOLDING CORPORATION

Under Section 805 of the Business Corporation Law

Nixon Peabody LLP

1300 Clinton Square

Rochester, New York 14604